Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131

FOR IMMEDIATE RELEASE

EMBARCADERO TECHNOLOGIES ANNOUNCES FISCAL FOURTH QUARTER AND

YEAR END 2004 RESULTS

Company to restate financials for prior periods to reflect adjustments to income tax provisions and net income due primarily to recalculation of the amortization of stock-based compensation

San Francisco, California – March 7, 2004 - Embarcadero Technologies, Inc. (Nasdaq: EMBT), a provider of data lifecycle management solutions, today announced results for its fourth quarter and fiscal year ended December 31, 2004.

Total revenues for the fourth quarter of 2004 were $14.5 million, a three percent increase over the prior year’s fourth quarter results of $14.1 million. Net income and diluted earnings per share under Generally Accepted Accounting Principles (“GAAP”) were $266,000 and $0.01, respectively, for the fourth quarter of 2004, as compared to GAAP net income and diluted earnings per share of $1.8 million and $0.06, respectively, for the fourth quarter ended December 31, 2003.

For the 2004 fiscal year, revenues were $56.3 million as compared to $51.9 million for 2003. GAAP net income and diluted earnings per share for the year were $1.9 million and $0.07, respectively. This compares to GAAP net income and diluted earnings per share of $4.6 million and $0.16, respectively, for the year ended December 31, 2003.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2004 were $812,000 and $0.03, respectively. This compares to non-GAAP net income and diluted earnings per share of $2.4 million and $0.08, respectively for the fourth quarter of 2003. For the years ended December 31, 2004 and 2003, non-GAAP net income was $6.6 million or $0.23 per diluted share, and $6.9 million or $0.24 per diluted share, respectively. Non-GAAP measurements are tax adjusted and exclude the following items: restructuring and impairment charges (incurred in the second quarter of 2004), amortization of non-cash stock-based compensation and amortization of acquired technology. A detailed reconciliation of GAAP to non-GAAP net income is provided in the attached financial statements.

Embarcadero Announces Fourth Quarter 2004 Financial Results	2 of 8

The GAAP and non-GAAP results include approximately $1.8 million of expenses recorded in the fourth quarter of 2004 related to the previously announced investigation that resulted in the restatement of the Company’s financial results for the quarters ended March 31, 2004 and June 30, 2004.

“We are pleased with the license growth that we achieved during the fourth quarter, especially in North America,” said Stephen Wong, Embarcadero’s chief executive officer. “In particular, we are seeing broader adoption of our extended database administration product offerings as well as our data architecture solutions. As we move forward in 2005, we will be entering an aggressive cycle of product releases aimed at addressing our customers’ expanding data management requirements.”

Cash flows from operations were $2.0 million and $12.1 million for the three and twelve months ended December 31, 2004, respectively. Cash, cash equivalents, and short-term investments were $60 million at December 31, 2004.

Non-GAAP Financial Measurements

The non-GAAP measurements of operating and net income and earnings per share exclude the following: restructuring and impairment charges, amortization of non-cash stock-based compensation and amortization of acquired technology and assume an annualized 37% tax provision rate. Embarcadero has previously provided these non-GAAP measurements in press releases because the Company believes these measurements provide a consistent basis for the comparison of data between quarters because they are not influenced by changes in certain non-cash and restructuring and impairment charges or the Company’s effective GAAP tax rate, and are therefore useful to investors. The non-GAAP measurements should not be considered as an alternative to GAAP, and as such, they may not be comparable to information provided by other companies.

Restatement of Financials in Prior Periods to Reflect Adjustments to Income Tax Provisions and Net Income

During the course of the Company’s year-end audit, certain errors were identified with respect to the calculation of the accounting effects of income taxes principally related to the amortization of stock-based compensation (“cheap stock”) associated with stock options issued prior to the Company’s initial public offering. As a result of these errors, the Company will restate its 2000 through 2003 results, as well as its results for the first three quarters of 2004, to reflect adjustments to its calculation of income taxes in those periods. The following table shows the effect of this restatement for the affected periods:

	2000		2001		2002		2003
(in thousands except per share data)	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated
Net income (loss)	$(9,047)	$(7,905)	$(2,740)	$(2,023)	$2,414	$2,252	$5,662	$4,624
Diluted income (loss) per share	$(0.36)	$(0.32)	$(0.10)	$(0.07)	$0.08	$0.08	$0.20	$0.16

There is no material cumulative effect on net income and earnings per share for the first three quarters in 2004. Restated net income (in thousands) for Q1, Q2 and Q3 2004 was approximately higher / (lower) than as reported amounts by ($85), ($45), and $130, respectively. There was no impact to diluted income (loss) per share for Q1, Q2 or Q3 of 2004. The total cumulative effect

Embarcadero Announces Fourth Quarter 2004 Financial Results	3 of 8

on net income for all restated periods is an increase of $659,000. The total cumulative effect on diluted earnings per share for all restated periods through September 30, 2004 is an increase of $0.03.

Changes to the income tax provision, net income, earnings per share and deferred tax assets are reflected in the comparable 2003 amounts in this press release. The effects of these adjustments for all periods will be reflected in the Company’s 2004 Form 10-K which we expect to file later this month.

Sarbanes-Oxley Section 404 Update

The Company has concluded that the errors relating to the calculation of income taxes constitute a “material weakness” in the Company’s internal control over financial reporting. Specifically, the Company’s system of internal control failed to prevent and detect errors in certain income tax calculations, and therefore the Company’s internal control over financial reporting was not effective as of December 31, 2004. Accordingly, our independent registered public accounting firm will issue an adverse opinion with respect to the Company’s internal control over financial reporting as of December 31, 2004. We are taking steps to remedy the deficiencies by strengthening our internal controls in the area of tax preparation, primarily by engaging external tax advisors to assist in the preparation and review of our income tax calculations.

In addition, as previously announced, the Audit Committee of our Board of Directors recently completed an investigation focused on our revenue recognition practices related to transactions with certain distributors and resellers, principally those of our United Kingdom subsidiary, Embarcadero Europe. Upon completion of this investigation, we restated certain financial data to properly reflect sales to certain international distributors and resellers on a sell-through basis, which is consistent with our revenue recognition policy. This restatement affected our results of operations for the quarters ended March 31 and June 30, 2004.

In connection with this investigation, we concluded that a material weakness existed in our internal control over financial reporting with respect to the reporting of revenue transactions principally conducted by Embarcadero Europe. Following the discovery of the material weakness, we have taken certain steps to remediate the identified material weakness and to strengthen our internal control over financial reporting. Although certain controls were implemented and evaluated for design effectiveness in the fourth quarter of 2004, the material weakness will not be considered remediated until these controls operate for a sufficient period of time and are subject to testing for operating effectiveness. At this time, we have not yet completed our testing of such controls and have not yet reached a conclusion with respect to their effectiveness. In connection with the filing of our 2004 Form 10-K, we may conclude that this material weakness was not remediated at December 31, 2004.

In addition to these material weaknesses, the Company’s management has identified other internal control deficiencies and is in the process of evaluating the significance of the deficiencies that existed at year end, both individually and in the aggregate. The Company’s management is not in a position to definitively state whether it expects to report any additional material weaknesses in its management report on internal control over financial reporting. The Company’s independent registered public accounting firm has not completed their audit of the Company’s internal control over financial reporting.

Embarcadero Announces Fourth Quarter 2004 Financial Results	4 of 8

Nasdaq Appeal Status

As previously announced, the Nasdaq Stock Market notified Embarcadero on November 17, 2004 that its securities were subject to delisting from the Nasdaq National Market due to the failure to timely file a Form 10-Q for the third quarter of 2004. We requested an oral hearing before a Nasdaq Listing Qualifications Panel (the “Nasdaq Panel”) to appeal the delisting proceedings and request additional time to file the Form 10-Q. This oral hearing occurred on December 21, 2004. The Nasdaq Panel took no action at that time. We filed the required Form 10-Q for the third quarter of 2004, along with Forms 10-Q/A for the quarters ended March 31, 2004 and June 30, 2004, all on January 18, 2005.

By letter dated January 26, 2005, we received the determination of the Panel granting Embarcadero’s request for continued listing in the Nasdaq National market, subject to the condition that we timely file all required periodic reports for all reporting periods ending on or before December 31, 2005. In its determination, the Panel reserved the right to reconsider the terms of the continued listing exception. The fifth character “E” which was appended to the Company’s trading symbol by Nasdaq in November 2004 was removed on January 28, 2005.

Conference Call Information

Embarcadero will discuss its fourth quarter and year end 2004 results, as well as provide business outlook for the first quarter and full fiscal year 2005, on a conference call and simultaneous Web-cast to be held today, March 7, 2004, at 2:00 PM Pacific Time. Those interested in participating may call (913) 981-5572. The Web-cast of this conference call, which will be available live as well as archived, can be accessed by all interested parties at the Embarcadero Technologies Web site, www.embarcadero.com, in the events calendar under “Investor Relations.”

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT) is a provider of data lifecycle management solutions that help leading companies build, optimize, test, and manage their critical data, database, and application infrastructure. Nearly 11,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies products to manage the explosive growth in data and ensure optimal performance of their complex, multi-platform applications and systems. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit http://www.embarcadero.com.

Embarcadero Announces Fourth Quarter 2004 Financial Results	5 of 8

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in quarterly results, increased costs associated with corporate governance compliance and remediation efforts with respect to our internal control over financial reporting, potential delisting from the Nasdaq Stock Market, and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.

Embarcadero Announces Fourth Quarter 2004 Financial Results	6 of 8

EMBARCADERO TECHNOLOGIES, INC.

GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003 As restated *	2004	2003 As restated *
Revenues:
License	$7,644	$7,519	$28,208	$27,151
Maintenance	6,894	6,597	28,086	24,772

Total revenues	14,538	14,116	56,294	51,923

Cost of revenues:
License	332	241	1,037	614
Amortization of acquired technology	438	556	2,105	2,223
Maintenance	548	568	2,362	2,286

Total cost of revenues	1,318	1,365	5,504	5,123

Gross profit	13,220	12,751	50,790	46,800

Operating expenses:
Research and development	4,042	3,807	15,637	15,600
Sales and marketing	5,666	4,688	21,077	19,029
General and administrative	3,761	1,365	8,777	5,238
Restructuring and impairment charges	(36)	—	4,032	—

Total operating expenses	13,433	9,860	49,523	39,867

Income (loss) from operations	(213)	2,891	1,267	6,933
Other income (expense), net	218	(36)	747	328

Income before benefit from (provision for) income taxes	5	2,855	2,014	7,261

Benefit from (provision for) income taxes	261	(985)	(79)	(2,637)

Net income	$266	$1,870	$1,935	$4,624

Net income per share:
Basic	$0.01	$0.07	$0.07	$0.17

Diluted	$0.01	$0.06	$0.07	$0.16

Shares used in per share calculation:
Basic	25,955	26,810	26,788	26,618

Diluted	27,610	28,951	28,502	28,654

*	Previously reported net income for the three months and year ended December 31, 2003 were $2.5 million and $5.7 million, respectively. Previously reported diluted earnings per share for the three months and year ended December 31, 2003 were $0.09 and $0.20, respectively.

Embarcadero Announces Fourth Quarter 2004 Financial Results	7 of 8

EMBARCADERO TECHNOLOGIES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues:
License	$7,644	$7,519	$28,208	$27,151
Maintenance	6,894	6,597	28,086	24,772

Total revenues	14,538	14,116	56,294	51,923

Cost of revenues:
License	332	241	1,037	614
Maintenance	541	568	2,346	2,286

Total cost of revenues	873	809	3,383	2,900

Gross profit	13,665	13,307	52,911	49,023

Operating expenses:
Research and development	3,728	3,807	15,042	15,539
Sales and marketing	5,369	4,645	20,228	18,744
General and administrative	3,497	1,311	7,919	4,882

Total operating expenses	12,594	9,763	43,189	39,165

Income from operations	1,071	3,544	9,722	9,858
Other income (expense), net	218	(36)	747	328

Income before provision for income taxes	1,289	3,508	10,469	10,186

Provision for income taxes	(477)	(1,123)	(3,874)	(3,260)

Net income	$812	$2,385	$6,595	$6,926

Net income per share:
Basic	$0.03	$0.09	$0.25	$0.26

Diluted	$0.03	$0.08	$0.23	$0.24

Shares used in per share calculation:
Basic	25,955	26,810	26,788	26,618

Diluted	27,610	28,951	28,502	28,654

The following table reconciles non-GAAP net income to GAAP net income (in thousands) (unaudited):

GAAP net income *	$266	$1,870	$1,935	$4,624
Amortization of acquired technology	438	556	2,105	2,223
Non-cash stock-based compensation	882	97	2,318	702
Restructuring and impairment charges	(36)	—	4,032	—
Non-GAAP tax adjustments *	(738)	(138)	(3,795)	(623)

Non-GAAP net income	$812	$2,385	$6,595	$6,926

*	As restated for 2003 periods

Embarcadero Announces Fourth Quarter 2004 Financial Results	8 of 8

PART I - FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

EMBARCADERO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003 As restated *
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$59,907	$57,967
Trade accounts receivable, net	8,339	8,237
Prepaid expenses and other current assets	1,634	2,083
Deferred income taxes	732	291

Total current assets	70,612	68,578

Property and equipment, net	2,896	3,259
Goodwill	10,156	10,156
Other intangible assets, net	—	692
Deferred income taxes	3,967	3,076
Other assets, net	1,740	3,692

Total assets	$89,371	$89,453

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,603	$1,011
Accrued liabilities	4,445	4,451
Capital lease obligation	171	—
Deferred revenue	14,503	13,219

Total current liabilities	20,722	18,681
Long-term deferred revenue	199	251
Long-term capital lease obligation	238	—
Long-term restructuring and impairment accrual	1,747	203

Total liabilities	22,906	19,135

Stockholders’ Equity	66,465	70,318

Total liabilities and stockholders’ equity	$89,371	$89,453

*	Previously reported (in thousands) Prepaid Expense, Deferred Income Taxes - Current, Goodwill, Deferred Income Taxes - non current, Accrued Liabilities and Stockholders’ Equity were $1,670; $465; $10,337; $3,711; $5,098 and $70,248, respectively.